AGREEMENT OF SETTLEMENT AND MUTUAL RELEASE

This Agreement of Settlement and Mutual Release (this “Release”) is made and entered into as of the 22nd day of September, 2006, by and between Peter J. Utrata, M.D., an individual (“Borrower”) and STAAR Surgical Company, a Delaware corporation (“STAAR” and, collectively with the Borrower, the “Parties”) with reference to the following facts:

RECITALS

A. On June 16, 1999, the Borrower made for the benefit of STAAR a Promissory Note, in the original principal amount of $1,258,000 (the “1999 Note”), which was originally due and payable on June 15, 2004.

B. On June 2, 2000, the Borrower made for the benefit of STAAR a Promissory Note in the original principal amount $272,500 (the “2000 Note” and, collectively with the 1999 Note, the “Notes”), which became due and payable on June 1, 2005.

C. A Pledge Agreement between the Borrower and STAAR, dated as of June 16, 1999 (the “Pledge Agreement”), pledges 120,000 shares of STAAR Common Stock owned by the Borrower (the “Pledged Shares”) as security for the Borrower’s obligations under the Notes.

D. The Borrower and STAAR entered into a Forbearance Agreement on July 22, 2004 (the “Forbearance Agreement”), whereby in consideration of a payment by the Borrower of $150,000 against amounts owed under the Notes, STAAR agreed to forbear in the exercise of rights or remedies under the 1999 Note and the 1999 Pledge Agreement until March 15, 2005 (the “Forbearance Deadline”).

E. The due dates of the Notes and the Forbearance Date have passed, the entire amount of principal and accrued interest under the Notes is due and payable, and the Borrower has failed to pay the amounts due under the Notes. As of the date hereof, interest in the amount of $ 410,218.28 has accrued on the Notes.

F. The Borrower has asserted certain counterclaims and offsets against STAAR.

G. The Borrower and STAAR wish to settle, compromise and resolve all debts, obligations and claims between them on the terms set forth below.

AGREEMENT

In consideration of the foregoing facts and the mutual promises contained herein, the parties agree as follows.

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Pledge Agreement.

2. Cash Payment by Borrower. No later than the close of business on Wednesday, September 28, 2006, the Borrower shall pay to STAAR the sum of $175,000 by wire transfer of immediately available funds (the “Cash Payment”).

3. Sale of Collateral. Borrower agrees that upon the instruction of STAAR the Borrower shall cause the Pledged Shares to be sold for cash in one or more transactions at the market price on the Nasdaq National Stock Market applicable at such time, and to cause the proceeds of such transaction (net of broker’s commissions, if any) be delivered to STAAR. STAAR agrees that it shall request the sale of all of the Pledged shares no later than December 31, 2006. The Borrower agrees to execute and deliver any certificates or other documents, and to perform all other acts, reasonably necessary to effectuate the sale of the Pledged Shares.

4. Release of Liens. As soon as practicable after its receipt of the net proceeds of the Pledged Shares, STAAR shall provide such documents as reasonably necessary to release any lien for the benefit of STAAR on the real or personal property of the Borrower (“Lien Release Documents”); provided that the Borrower shall be responsible for any filing or recording of Lien Release Documents and the associated fees. STAAR agrees to execute and deliver any Lien Release Documents provided by the Borrower within two business days after receipt by STAAR, provided such net proceeds have been received. Delivery of Lien Release Documents shall be effective when STAAR delivers the documents to an overnight delivery service or mails them in accordance with the instructions of the Borrower.

5.  Release of STAAR Claims. Subject to the condition that the Borrower performs all of his obligations hereunder and STAAR receives the Cash Payment within the time period set forth in Paragraph 2 and receives the proceeds of the Pledged Shares, STAAR, for itself and for its present and former related and affiliated entities and its legal predecessors, successors and assigns (all of whom are hereinafter collectively referred to as the “STAAR Releasing Parties”) hereby releases and absolves and forever discharges the Borrower and his successors and assigns (collectively the “Borrower Releasees”), of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, that the STAAR Releasing Parties, or any of them, now have, own or hold, or at any time heretofore had, owned or held, or could, shall or may hereafter have, own or hold against any of the Company Releasees, based on any act, omission, matter, thing, event, or other transaction or occurrence, existing or occurring from the beginning of time through the date of this Agreement.

6. Release of Borrower Claims. Subject to the condition that STAAR performs all of its obligations hereunder, the Borrower hereby, for itself and for its present and former related and affiliated entities and its legal predecessors, successors and assigns (all of whom are hereinafter collectively referred to as the “Borrower Releasing Parties”) hereby releases and absolves and forever discharges STAAR and any all related or affiliated entities and its successors and assigns (collectively the “STAAR Releasees”), of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, that the Borrower Releasing Parties, or any of them, now have, own or hold, or at any time heretofore had, owned or held, or could, shall or may hereafter have, own or hold against any of the STAAR Releasees, based on any act, omission, matter, thing, event, or other transaction or occurrence, existing or occurring from the beginning of time through the date of this Agreement.

7. General Release. It is the intention of the Parties in executing this Agreement that it shall be effective as a full and final General Mutual Release of and from each and every matter described hereinabove, known or unknown, suspected or unsuspected. In furtherance of this intention, each of the Parties acknowledges that it is familiar with Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

THE PARTIES EACH WAIVE AND RELINQUISH ANY RIGHTS AND BENEFITS WHICH IT OR HE HAS OR MAY HAVE UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE TO THE FULLEST EXTENT PERMITTED BY LAW.

8. Exclusion. Nothing herein shall be construed as a waiver of STAAR’s right to receive payment for ophthalmic products sold or consigned to the Borrower or a release of the Borrower’s obligation to make such payments from time to time in the ordinary course.

9. Further Assurances. Each of the parties hereto shall, at the request of the other Party hereto, deliver to the requesting Party all further documents or other assurances as may reasonably be necessary or desirable to effectuate the terms of this Agreement.

10. Miscellaneous.

10.1 This Agreement shall be deemed to have been drafted jointly by the Parties, and the language of this Agreement shall not be construed or interpreted for or against either Party.

10.2 The Parties acknowledge that neither of them, nor any agent or attorney of the other Party, has made any promise, representation, or warranty whatsoever (express, implied, or statutory) not contained herein concerning the subject matters hereof, to induce that Party to execute this Agreement, and that the Parties have not executed this Agreement in reliance upon any such promise, representation, or warranty not contained herein.

10.3 The Parties acknowledge that each has been represented by independent legal counsel of their own choice throughout all of the negotiations which preceded the execution of this Agreement. The Parties further acknowledge that they and their counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof and the delivery and acceptance of the consideration specified herein.

10.4 This Agreement constitutes the entire agreement of the parties in connection with the subject matter hereof and cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Agreement. This Agreement can be modified only by a writing signed by all of the Parties.

10.5 This Agreement and all of its terms shall be binding upon and inure to the benefit of the respective heirs, legal successors, trustees, and assigns of the Parties.

10.6 This Agreement shall be governed by and construed to be in accordance with the internal laws of the State of California (excluding the conflicts of laws provisions). The Parties agree to submit to personal jurisdiction and venue in any state or federal court located in Los Angeles County, California, over any action or proceeding to enforce or defend any matter arising from or related to this Agreement. Each Party waives, to the fullest extent permissible, the defense of forum inconveniens and agrees not to institute any legal action or proceeding concerning any matter arising out of or relating to this Agreement in any court other than one located in Los Angeles County, California.

10.7 If any provision of this Agreement is deemed prohibited by or invalid by law, that provision will be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.8 Any Party who prevails in an action or proceeding to interpret or enforce this Agreement shall be entitled to collect the reasonable attorneys’ fees and costs incurred in connection therewith.

10.9 Each Party shall bear his or its own costs, expenses and attorneys’ fees incurred in connection with the claims resolved by this Agreement and the resolution thereof as provided in this Agreement.

10.10 Each Party to this Agreement understands and agrees that, if the facts with respect to which this Agreement is executed are found hereafter to be different from the facts now believed to be true, such Party expressly accepts and agrees that this Agreement shall be and remain effective notwithstanding any such difference in fact.

10.11 Each Party represents and warrants that it has been fully empowered to execute this Agreement and has the power and authority to grant the rights granted herein by such Party.

10.12 This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute but one and the same agreement.

The next page is the signature page.

IN WITNESS WHEREOF, the Parties have caused this Agreement of Settlement and General Release to be entered into as of the date first written above.

STAAR SURGICAL COMPANY, a Delaware corporation. /s/ David Bailey —	PETER J. UTRATA, M.D.
David Bailey	/s/ Peter J. Utrata
President and Chief Executive Officer	—